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                                                 EXHIBIT 10.8(ii)

                           EMPLOYMENT AGREEMENT
                               AMENDMENT A


     THIS EMPLOYMENT AGREEMENT AMENDMENT A ("Amendment") is made and entered into, effective as of May 14, 1999, by and between John R. Gibbs ("Employee") and Interactive Intelligence, Inc. ("Company"), an Indiana corporation.

     WHEREAS, the Company and Employee have entered into an Employment Agreement dated January 2, 1995 and now desire to amend that Employment Agreement;

     NOW, THEREFORE, pursuant to Section 16. Effect and Modification of that Employment Agreement, the following modifications or amendments are in effect.

     SECTION 7. TERMINATION AND SEVERANCE PAYMENTS.

     (c) After the word "salary" in two places, add the word "and bonus". Change "three (3) month's" to "twelve (12) month's" and change "three
     (3) months" to "twelve (12) months" in section 7(c). (c) add new language to section (c) to read, "In the event of change of control, severance payments as described in this section (c) would also be in effect if the new controlling party made a reduction in targeted compensation of greater than 5%, demotes Gibbs in a fashion that would materially reduce Gibbs' professional stature, assigns Gibbs duties materially inconsistent with the status of Gibbs' position within the Company, requires Gibbs to relocate more than 50 miles from Gibbs' present residence, or makes any requirement for Gibbs to travel on a regular basis a greater number of days per month or greater number of consecutive days than is consistent with past practice. Change of control is defined as the acquisition by any individual, entity or group of more than forty percent (40%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors."

SECTION 9. COVENANT NOT TO COMPETE.

(a) (i) delete this entire phrase, "solicit in any manner, seek to obtain, or service the business of any customer of the Company, other than for the Company, in connection with any transactions, business plan, project or endeavor which would have an adverse affect upon the Company or upon the Company's relations with such customer."

     (iii) for this section, competitor means companies, persons or entities in which the Company actually competes for the same business or similar project or proposal.

     (iv) after this sentence, "solicit the employment of any employee of the Company, or encourage any employee to terminate his or her employment with the Company", add the phrase "if Gibbs is terminated with cause or voluntarily terminates employment, but may solicit employment of employees if Gibbs is terminated without cause;"

(b) delete this entire section that defines "customer". Insert the following sentence, "Gibbs agrees not to make disparaging remarks regarding the Company."


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EMPLOYMENT AGREEMENT AMENDMENT
JOHN R. GIBBS
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SECTION 11. REMEDIES.

 (a) delete the last line of this section 11(a) that reads, "The Company shall be entitled to recover from Gibbs, reasonable attorneys' fees and expenses incurred in any action wherein the Company successfully enforces the provisions of Sections 9 or 10 hereof against the breach or threatened breach of those provisions by Gibbs."

WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

/s/ John R. Gibbs
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    John R. Gibbs ("Employee")

Interactive Intelligence, Inc. by:   /s/ Donald E. Brown
                                     ----------------------------
                                     Donald E. Brown, M.D., President